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                                  EXHIBIT 10.5

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                          DEARBORN SAVINGS ASSOCIATION

                             DIRECTOR EMERITUS PLAN

                       APPROVED BY THE BOARD OF DIRECTORS

                                ON AUGUST 8, 2002

ELIGIBILITY: A director must have a minimum of ten years of service or attain sixty-five (65) years of age in order to be eligible to participate. Upon attaining either of these specific qualifications, participation in the director emeritus plan is automatic.

TERM: Upon meeting the eligibility requirements of the emeritus plan, a director emeritus can participate for life, so long as he satisfies the service requirements.

CONSULTING SERVICE REQUIREMENTS: The emeritus plan will require the participant to attend a minimum of one board meeting per quarter, as continued service and consultation, in order to receive a benefit under the plan. This requirement may also be met by teleconferencing, if necessary.

CONSULTING BENEFITS: The emeritus plan will provide director fees for their continued service and consultation to the board of directors equal to 50% of the board fees paid to existing directors. The Association will include health care coverage benefits equal to existing Directors. In addition, annual seminars and meetings will be included the same as existing Directors.

DEATH BENEFIT: The emeritus plan does not provide a death benefit.

ACCOUNTING TREATMENt: As the director emeritus plan requires a minimum level of service in order to receive a benefit, and that the plan provides no death benefit, the emeritus plan will be expensed on a pay-as-you-go basis.

MISCELLANEOUS PROVISIONS: The director emeritus plan requires that the director emeritus not compete with the Association and requires that director emeritus maintain the Association's confidential information. The emeritus plan will also indemnify the director emeritus from any legal action that may arise during his tenure as a director emeritus.